Exhibit 4.2

                               SECURITY AGREEMENT


DATE:       May 31, 2002

DEBTOR:     iExalt, Inc., a Nevada corporation

DEBTOR'S MAILING ADDRESS (INCLUDING COUNTY):  iExalt, Inc.
                                              12000 Aerospace Avenue #375
                                              Houston, Texas 77034
                                              County of Harris

SECURED PARTY:     J.A.K. IV LP

SECURED PARTY'S MAILING ADDRESS (INCLUDING COUNTY):  P.O. Box 1752
                                                     Alvin, Texas 77512
                                                     Brazoria County


CLASSIFICATION OF COLLATERAL:    All assets and liabilities, and common stock of
                                 the following wholly owned subsidiaries of iExalt, Inc.

                                 (1)  ChristianSpeakers.com, Inc. (Christian
                                      Speakers and Artists Agency)
                                 (2)  Keener Communications, Inc.
                                      (Christian TimesNewspaper)
                                 (3)  Wordcross, Inc. (Christian Happenings,
                                      Inc.)
                                 (4)  Church.com url, and all associated
                                      urls of iExalt, Inc. (Nevada) or iExalt, Inc. (Texas) - see attached listing.

COLLATERAL (INCLUDING ALL ACCESSIONS):     Same as above

OBLIGATION:    Convertible Debenture

     DATE: May 31, 2002, three hundred sixty five days from the execution of this agreement.

     AMOUNT: $1,464,227 One million, four hundred sixty four thousand, two hundred twenty seven dollars and no cents

     MAKER/DEBTOR:  iExalt,  Inc.,  a  Nevada  corporation

     FINAL  MATURITY  DATE:  As stated herein, and as further defined within the
          Loan  Agreement  dated  May  31,  2003

     TERMS  OF  PAYMENT  (OPTIONAL):  As  stated  therein.


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DEBTOR'S  REPRESENTATION  CONCERNING  LOCATION  OF  COLLATERAL  (OPTIONAL):

     Subject to the terms of this agreement, Debtor grants to Secured Party a security interest in the collateral and all its proceeds to secure payment and performance of Debtor's obligation in this security agreement and all renewals and extensions of any of the obligation.


DEBTOR'S  WARRANTIES

     1. Financing Statement. Except for that in favor of Secured Party, no financing statement covering the collateral is filed in any public office. Debtor agrees to provide all information necessary for the filing of a form UCC-1.

     2. Ownership. Debtor owns the collateral and has the authority to grant this security interest. Ownership is free from any setoff, claim, restriction, lien, security interest, or encumbrance except this security interest and liens for taxes not yet due.

     3. Fixtures and Accessions. None of the collateral is affixed to real estate, is an accession to any goods, is commingled with other goods, or will become a fixture, accession, or part of a product or mass with other goods except as expressly provided in this agreement.

     4. Financial Statements. All information about Debtor's financial condition provided to Secured Party was accurate when submitted, as will be any information subsequently provided.


DEBTOR'S  COVENANTS

     1. Protection of Collateral. Debtor will defend the collateral against all claims and demands adverse to Secured Party's interest in it and will keep it free from all liens except those for taxes not yet due and from all security interests except this one. The collateral will remain in Debtor's possession or control at all times, except as otherwise provided in this agreement. Debtor will maintain the collateral in good condition and protect it against misuse, abuse, waste, and deterioration except for ordinary wear and tear resulting from its intended use.

     2. Insurance. Debtor will insure the collateral in accord with Secured Party's reasonable requirements regarding choice of carrier, casualties insured against, and amount of coverage. Policies will be written in favor of Debtor and Secured Party according to their respective interests or according to Secured Party's other requirements. All policies will provide that Secured Party will receive at least ten days' notice before cancellation, and the policies or certificates evidencing them will be provided to Secured Party when issued. Debtor assumes all risk of loss and damage to the collateral to the extent of any deficiency in insurance coverage. Debtor irrevocably appoints Secured Party as attorney-in-fact to collect any return, unearned premiums, and proceeds of any insurance on the collateral and to endorse any draft or check deriving from the policies and made payable to Debtor.

     3. Secured Party's Costs. Debtor will pay all expenses incurred by Secured Party in obtaining, preserving, perfecting, defending, and enforcing this security interest or the collateral and in collecting or enforcing the note. Expenses for which Debtor is liable include, but are not limited to,


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taxes, assessments, reasonable attorney's fees, and other legal expenses.  These expenses will bear interest from the dates of payments at the highest rate stated in notes that are part of the obligation, and Debtor will pay Secured Party this interest on demand at a time and place reasonably specified by Secured Party. These expenses and interest will be part of the obligation and will be recoverable as such in all respects.

     4. Additional Documents. Debtor will sign any papers that Secured Party considers necessary to obtain, maintain, and perfect this security interest or to comply with any relevant law.

     5. Notice of Changes. Debtor will immediately notify Secured Party of any material change in the collateral; change in Debtor's name, address, or location; change in any matter warranted or represented in this agreement; change that may affect this security interest; and any event of default.

     6. Use and Removal of Collateral. Debtor will use the collateral primarily according to the stated classification unless Secured Party consents otherwise in writing. Debtor will not permit the collateral to the affixed to any real estate, to become an accession to any goods, to be commingled with other goods, or to become a fixture, accession, or part of a product or mass with other goods except as expressly provided in this agreement.

     7. Sale. Debtor will not sell, transfer, or encumber any of the collateral without the prior written consent of Secured Party.


RIGHTS  AND  REMEDIES  OF  SECURED  PARTY

     1. Generally. Secured Party may exercise the following rights and remedies either before or after default:

          a.   take  control  of  any  proceeds  of  the  collateral;

          b. release any collateral in Secured Party's possession to any debtor, temporarily or otherwise;

          c. take control of any funds generated by the collateral, such as refunds from and proceeds of insurance, and reduce any part of the obligation accordingly or permit Debtor to use such funds to repair or replace damaged or destroyed collateral covered by insurance; and

          d. demand, collect, convert, redeem, settle, compromise, receipt for, realize on, adjust, sue for, and foreclose on the collateral either in Secured Party's or Debtor's name, as Secured Party desires.

     2. Insurance. If Debtor fails to maintain insurance as required by this agreement or otherwise by Secured Party, then Secured Party may purchase single-interest insurance coverage that will protect only Secured Party. If Secured Party purchases this insurance, its premiums will become part of the obligation.


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EVENTS OF DEFAULT

     Each of the following conditions is an event of default:

     1. if Debtor defaults in timely payment or performance of any obligation, covenant, or liability in any written agreement between Debtor and Secured Party or in any other transaction secured by this agreement;

     2. if any warranty, covenant, or representation made to Secured Party by or on behalf of Debtor proves to have been false in any material respect when made;

     3.   if  a  receiver  is  appointed  for  Debtor  or any of the collateral;

     4. if the collateral is assigned for the benefit of creditors or, to the extent permitted by law, if bankruptcy or insolvency proceedings commence against or by any of these parties: Debtor; any partnership of which Debtor is a general partner; and any maker, drawer, acceptor, endorser, guarantor, surety, accommodation party, or other person liable on or for any part of the obligation;

     5. if any financing statement regarding the collateral but not related to this security interest and not favoring Secured Party is filed;

     6.   if  any  lien  attaches  to  any  of  the  collateral;

     7. if any of the collateral is lost, stolen, damaged, or destroyed, unless it is promptly replaced with collateral of like quality or restored to its former condition.


REMEDIES  OF  SECURED  PARTY  ON  DEFAULT

     During the existence of any event of default, Secured Party may declare the unpaid principal and earned interest of the obligation immediately due in whole or part, enforce the obligation, and exercise any rights and remedies granted by the Texas Uniform Commercial Code or by this agreement, including the following:

     1. require Debtor to deliver to Secured Party all books and records relating to the collateral;

     2. require Debtor to assemble the collateral and make it available to Secured Party at a place reasonably convenient to both parties;

     3. take possession of any of the collateral and for this purpose enter any premises where it is located if this can be done without breach of the peace;

     4. sell, lease, or otherwise dispose of any of the collateral in accord with the rights, remedies, and duties of a secured party under chapters 2 and 9 of the Texas Uniform Commercial Code after giving notice as required by those chapters; unless the collateral threatens to decline speedily in value, is perishable, or would typically be sold on a recognized market, Secured Party will give Debtor reasonable notice of any public sale of the collateral or of a time after which it may be otherwise


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disposed  of  without  further  notice  to Debtor; in this event, notice will be deemed reasonable if it is mailed, postage prepaid, to Debtor at the address specified in this agreement at least ten days before any public sale or ten days before the time when the collateral may be otherwise disposed of without further notice to Debtor;

     5. surrender any insurance policies covering the collateral and receive the unearned premium;

     6. apply any proceeds from disposition of the collateral after default in the manner specified in chapter 9 of the Texas Uniform Commercial Code, including payment of Secured
Party's  reasonable  attorney's  fees  and  court  expenses;  and

     7. if disposition of the collateral leaves the obligation unsatisfied, collect the deficiency from Debtor.


GENERAL PROVISIONS

     1. Parties Bound. Secured Party's rights under this agreement shall inure to the benefit of its successors and assigns. Assignment of any part of the obligation and delivery by Secured Party of any part of the collateral will fully discharge Secured Party from responsibility for that part of the collateral. If Debtor is more than one, all their representations, warranties, and agreements are joint and several. Debtor's obligations under this agreement shall bind Debtor's personal representatives, successors, and assigns.

     2. Waiver. Neither delay in exercise nor partial exercise of any of Secured Party's remedies or rights shall waive further exercise of those remedies or rights. Secured Party's failure to exercise remedies or rights does not waive subsequent exercise of those remedies or rights. Secured Party's waiver of any default does not waive further default. Secured Party's waiver of any right in this agreement or of any default is binding only if it is in writing. Secured Party may remedy any default without waiving it.

     3. Reimbursement. If Debtor fails to perform any of Debtor's obligations, Secured Party may perform those obligations and be reimbursed by Debtor on demand at the place where the note is payable for any sums so paid, including attorney's fees and other legal expenses, plus interest on those sums from the dates of payment at the rate stated in the note for matured, unpaid amounts. The sum to be reimbursed shall be secured by this security agreement.

     4. Interest Rate. Interest included in the obligations shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited to the principal of the obligation or, if that has been paid, refunded. On any acceleration or required or permitted prepayment of the obligation, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal amount of the obligation or, if the principal amount has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the obligation.

     5. Modifications. No provisions of this agreement shall be modified or limited except by written agreement.

     6. Severability. The unenforceability of any provision of this agreement will not affect the enforceability or validity of any other provision.

     7. After-Acquired Consumer Goods. This security interest shall attach to after-acquired consumer goods only to the extent permitted by law.

     8. Applicable Law. This agreement will be construed according to Texas laws.

     9. Place of Performance. This agreement is to be performed in the county of Secured Party's mailing address.

     10. Financing Statement. A carbon, photographic, or other reproduction of this agreement or any financing statement covering the collateral is sufficient as a financing statement.

     11. Presumption of Truth and Validity. If the collateral is sold after default, recitals in the bill of sale or transfer will be prima facie evidence of their truth, and all prerequisites to the sale specified by this agreement and by the Texas Uniform Commercial Code will be presumed satisfied.

     12. Singular and Plural. When the context requires, singular nouns and pronouns include the plural.

     13. Priority of Security Interest. This security interest shall neither affect nor be affected by any other security for any of the obligation. Neither extensions of any of the obligation nor releases of any of the collateral will affect the priority or validity of this security interest with reference to any third person.

     14. Cumulative Remedies. Foreclosure of this security interest by suit does not limit Secured Party's remedies, including the right to sell the collateral under the terms of this agreement. All remedies of Secured Party may be exercised at the same or different times, and no remedy shall be a defense to any other. Secured Party's rights and remedies include all those granted by law or otherwise, in addition to those specified in this agreement.

     15. Agency. Debtor's appointment of Secured Party as Debtor's agent is coupled with an interest and will survive any disability of Debtor.

     16. Attachments Incorporated. The addendum indicated below is attached to this agreement and incorporated into it for all purposes:

     17. All matters herein shall be construed under the laws of the state of Texas. Venue on any dispute herein shall be in Harris County, Texas.

SECURED PARTY:                            DEBTOR:

J.A.K. IV LP                              iExalt,  Inc.,  a Nevada corporation

By:  /s/ Jay Gubert                       By:  /s/ Donald W. Sapaugh
   -------------------------------           --------------------------------


Title:  President                         Title:  Chairman & CEO
      ----------------------------              -----------------------------

Date:  July 1, 2002                       Date:  July 1, 2002
     ----------------------------              ------------------------------



AFTER RECORDING RETURN TO:
-------------------------
James W. Christian
Christian, Smith, Wulkeson, and Jewel, L.L.P.
2302 Fannin, Suite 500
Houston, Texas 77002


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